EXHIBIT 77M
On September 10, 2012, the Registrant acquired substantially all of the assets and liabilities of the Fifth Third Mid Cap Growth Fund, the Fifth Third Quality Growth Fund, the Fifth Third All Cap Value Fund, and the Fifth Third Disciplined
Large Cap Value Fund, each an investment portfolio of Fifth Third Funds, another registered open-end investment company, pursuant to an Agreement and Plan of Reorganization dated May 23, 2012 (the "Agreement") and approved by the shareholders of the Fifth Third Funds (the "Reorganizations"). The Reorganizations were accomplished through a tax-free exchange of an equal aggregate value of newly-issued common shares of
the Registrant.   The Boards of Trustees of each of the
Registrant and the Fifth Third Funds approved its respective
Reorganization.
On June 15, 2012, in connection with the Reorganizations, the Registrant filed a Preliminary Registration Statement on Form N-14 (the "N-14 Registration Statement'). The N-14 Registration Statement contained the proxy materials soliciting the approval of the Reorganizations by the shareholders of the Fifth Third Funds. A filing on Form 497 was made on July 23, 2012. Post-Effective Amendment No. 1 to Form N-14 was filed on July 25, 2012. The N-14 Registration Statement as amended was declared effective by the Commission on September 10, 2012.
On September 10, 2012 (the "Closing Date"), pursuant to the Agreement, the following acquisitions occurred:
1.	 Net assets of the Fifth Third Disciplined Large Cap
Value Fund valued at $160,708,379 (13,906,702 shares outstanding) were transferred for 13,906,702 newly issued shares of the Touchstone Value Fund, a series of
the Registrant;
2.	Net assets of the Fifth Third All Cap Value Fund valued
at $66,045,119 (3,991,534 shares outstanding) were transferred for 3,991,534 newly issued shares of the Touchstone Value Fund;
The Fifth Third Funds filed an application for deregistration under the Investment Company Act of 1940, as amended (the
"1940 Act"), on form N-8F on November 9, 2012.
A copy of the Agreement is attached to this form as part of the Exhibit to sub-item 77Q.